Exhibit 99.1
DEVELOPERS DIVERSIFIED REALTY CORPORATION
For Immediate Release:

Media Contact:	Investor Contact:
Scott Schroeder	Kate Deck
216-755-5500	216-755-5500
sschroeder@ddr.com	kdeck@ddr.com
DEVELOPERS DIVERSIFIED REALTY REPORTS FFO PER
DILUTED SHARE OF $0.44 FOR THE QUARTER ENDED
SEPTEMBER 30, 2009 BEFORE NON-OPERATING GAINS AND LOSSES
CLEVELAND, OHIO, October 22, 2009 - Developers Diversified Realty (NYSE: DDR) today announced operating results for the third quarter ended September 30, 2009.
•	The Company’s third quarter Funds From Operations (“FFO”) was $74.5 million or $0.44 per diluted share before $164.6 million of net charges summarized below. The Company’s operating FFO for the nine-month period was $235.3 million or $1.58 per diluted share before $352.0 million of net charges summarized below.

The net charges, primarily non cash, for the three- and nine-month periods ended September 30, 2009, aggregating $164.6 million and $352.0 million are summarized as follows:

	Three	Nine
	Months	Months
Non-cash loss on equity derivative instruments related to Otto investment	$118.2	$198.2
Non-cash impairment charges — consolidated and equity method investments	63.9	181.7
Consolidated impairment charges and loss on sales including discontinued operations	3.0	104.5
Less portion of impairment charges and losses allocated to non-controlling interests (Mervyns)	—	(31.4)
Non-cash change in control compensation charge	4.9	15.4
(Gain) on sale of MDT units, net loan loss reserve and other expenses	(2.2)	9.6
Impairment charges, derivative (gains)/losses and losses on asset sales — equity method investments	0.7	16.4
Gain on repurchases of unsecured notes	(23.9)	(142.4)

	$164.6	$352.0

•	FFO applicable to common shareholders for the three-month period ended September 30, 2009, including the above net charges, was a loss of $90.1 million, or $0.54 per diluted share, which compares to revised FFO income of $96.7 million, or $0.80 per diluted share, for the prior-year comparable period. Net loss applicable to common shareholders for the three-month period ended September 30, 2009 was $148.4 million or $0.90 per diluted share, which compares to revised net income of $24.7 million, or $0.20 per diluted share, for the prior-year comparable period.

•	FFO applicable to common shareholders for the nine-month period ended September 30, 2009, including the above net charges, was a loss of $116.6 million, or $0.80 per diluted share, which compares to revised FFO income of $288.9 million, or $2.39 per diluted share, for the prior-year comparable period. Net loss applicable to common shareholders for the nine-month period ended September 30, 2009 was $308.7 million, or $2.11 per diluted share, which compares to revised net income of $80.4 million, or $0.66 per diluted share, for the prior-year comparable period.

•	The 2008 results for both the three- and nine-month periods ended September 30, 2008 have been revised to reflect the change in accounting relating to convertible debt. This change resulted in additional non-cash interest expense of $2.7 million and $3.8 million for the three-month periods ended September 30, 2009 and 2008, respectively, and $9.8 million and $11.4 million for the nine-month periods ended September 30, 2009 and 2008, respectively.

•	Executed leases during the third quarter of 2009 totaled approximately 2.6 million square feet, including 146 new leases and 287 renewals.

•	On a cash basis, base rental rates on new leases and renewals decreased 3.5% overall.

•	Core portfolio leased percentage at September 30, 2009 was 90.9%, compared to 90.7% at June 30, 2009.

•	Same store net operating income (“NOI”) for the year decreased 4.1% over the prior-year comparable period. The decrease in same store NOI is primarily related to the bankruptcies and subsequent store closings of Circuit City, Linens ‘N Things, Goody’s and Steve & Barry’s.
Scott A. Wolstein, Developers Diversified’s Chairman and Chief Executive Officer, stated, “We are pleased to report solid earnings results this quarter. We had another high volume quarter in terms of leasing activity, and we are happy to see the improvement in leased rate as a result.
“We also executed upon several important financial transactions this quarter, and have made good progress on our de-leveraging and liquidity enhancing initiatives. We are proud of the considerable strides that we have made thus far, but our focus remains keenly on the additional balance sheet progress that we expect to complete in the coming quarters.”
Financial Results:
Net loss applicable to common shareholders was $148.4 million, or $0.90 per share (diluted and basic), for the three-month period ended September 30, 2009, as compared to revised net income of $24.7 million, or $0.20 per share (diluted and basic), for the prior-year comparable period.
FFO applicable to common shareholders was a loss of $90.1 million for the three-month period ended September 30, 2009, as compared to revised FFO income of $96.7 million for the three-month period ended September 30, 2008. For the three-month period ended September 30, 2009, FFO per share was a loss of $0.54 (diluted and basic) compared to revised FFO income of $0.80 (diluted and basic) for the prior-year comparable period. The decrease in net income and reported loss for the three-month period ended September 30, 2009, is primarily the result of $164.6 million of net charges, generally non cash as detailed above, in addition to several major tenant bankruptcies in late 2008 and early 2009, the release of an approximate $16 million deferred tax allowance in 2008 and the impact of asset sales associated with the Company’s deleveraging efforts, offset slightly by lower interest rates on variable rate debt.
Net loss applicable to common shareholders was $308.7 million, or $2.11 per share (diluted and basic), for the nine-month period ended September 30, 2009, as compared to revised net income of $80.4 million, or $0.66 per share (diluted and basic), for the prior-year comparable period.
FFO applicable to common shareholders was a loss of $116.6 million for the nine-month period ended September 30, 2009, as compared to revised FFO income of $288.9 million for the nine-month period ended September 30, 2008. For the nine-month period ended September 30, 2009, FFO per share was a loss of $0.80 (diluted and basic) compared to revised FFO income of $2.40 (basic) and $2.39 (diluted) for the prior-year comparable period. The decrease in net income and reported loss for the nine-month period ended September 30, 2009, is primarily the result of $352.0 million of net charges, generally non cash as detailed above, in addition to several major tenant bankruptcies, the release an approximate $16 million deferred tax allowance in 2008 and the impact of asset sales associated with the Company’s deleveraging efforts, offset slightly by lower interest rates on variable rate debt.
FFO is a supplemental non-GAAP financial measurement used as a standard in the real estate industry and a widely accepted measure of real estate investment trust (“REIT”) performance. Management believes that FFO provides an additional indicator of the financial performance of a REIT. The Company also believes that FFO more appropriately measures the core operations of the Company and provides a benchmark to its peer group. FFO does not represent cash generated from operating activities in accordance with generally accepted accounting principles (“GAAP”), is not necessarily indicative of cash available to fund cash needs and should not be considered as an alternative to net income computed in accordance with GAAP as an indicator of the Company’s operating performance or as an alternative to cash flow as a measure of liquidity. FFO is defined and calculated by the Company as net income, adjusted to exclude: (i) preferred share dividends, (ii) gains from disposition of depreciable real estate property, except for those sold through the Company’s merchant building program, which are presented net of taxes, (iii) extraordinary items and (iv) certain non-cash items. These non-cash items principally include real property depreciation and amortization of intangibles, equity income from joint ventures and equity income from non-controlling interests and adding the Company’s proportionate share of FFO from its unconsolidated joint ventures and non-controlling interests, determined on a consistent basis. Other real estate companies may calculate FFO in a different manner. FFO excluding the net non-operating charges detailed above is useful to investors as the Company removes these net charges to analyze the results of operations and assess performance of the core operating real estate portfolio. A reconciliation of net income to FFO is presented in the financial highlights section.
Leasing:
The following results for the three-month period ended September 30, 2009 highlight continued strong leasing activity throughout the portfolio despite the current economic environment:
•	Executed 146 new leases aggregating approximately 0.7 million square feet and 287 renewals aggregating approximately 1.9 million square feet.

•	On a cash basis, rental rates for new leases and renewals decreased 3.5%.

•	Total portfolio average annualized base rent per occupied square foot, excluding assets in Brazil, as of September 30, 2009 was $12.50, as compared to $12.38 at September 30, 2008.

•	Core portfolio leased rate was 90.9% as of September 30, 2009, as compared to 94.5% at September 30, 2008 and 90.7% at June 30, 2009.
Overall, the Company remains encouraged by the leasing activity achieved during the third quarter. While the resulting rental spreads and core occupancy level are much less favorable than what the Company has historically achieved, it should be no surprise that rental rates are under pressure as bankruptcy driven vacancy has increased across the retail sector.
Strategic Transactions:
On February 23, 2009, the Company entered into a stock purchase agreement (the “Stock Purchase Agreement”) with Mr. Alexander Otto (the “Investor”) to issue and sell 30 million common shares for aggregate gross proceeds of approximately $112.5 million and warrants to purchase up to 10 million common shares with an exercise price of $6.00 per share to the Investor and certain members of his family (collectively with the Investor, the “Otto Family”). The share issuance, together with the warrants issuances are collectively referred to as the “Otto Transaction”. On April 9, 2009, the Company’s shareholders approved the sale of the common shares and warrants to the Otto Family pursuant to the Otto Transaction. Under the terms of the Stock Purchase Agreement, the Company issued additional common shares to the Otto Family in an amount equal to any dividends declared, associated with the issuance of common shares, by the Company after February 23, 2009 and prior to the applicable closing of the stock purchase by the Investor. The transaction was completed in two closings, May and September 2009. In May 2009, the Company issued and sold 15.0 million shares and warrants to purchase 5.0 million common shares to the Otto Family for a purchase price of $52.5 million. The Company also issued an additional 1,071,428 shares as a result of the first quarter 2009 dividend to the Otto Family associated with the initial 15.0 million shares. In September 2009, the Company issued and sold 15.0 million common shares and warrants to purchase 5.0 million common shares to the Otto Family for a purchase price of $60.0 million. The Company also issued an additional 1,787,304 shares as a result of the first and second quarter 2009 dividends to the Otto Family associated with the second 15.0 million shares. In total, the Company issued 32,858,732 million common shares to the Otto Family.
The shareholders’ approval of the Otto Transaction in April 2009 resulted in a “potential change in control” under the Company’s equity-based award plans. In addition, in September 2009 as a result of the second closing with the Otto family acquiring beneficial ownership of more than 20% of the Company’s outstanding common shares, a “change in control” was deemed to have occurred under the Company’s equity deferred compensation plans. In accordance with the equity-based award plans, all unvested stock options became fully exercisable and all restrictions on unvested shares lapsed, and, in accordance with the equity deferred compensation plans, all unvested deferred stock units vested and were no longer subject to forfeiture. As such, in September 2009, the Company recorded an additional accelerated non-cash charge of approximately $4.9 million in accordance with SFAS 123(R) related to these equity awards. The total non-cash change in control charge recorded for the nine-month period ended September 30, 2009 was $15.4 million.
In addition, the shares and warrants are required to be recognized at fair value in April 2009 and marked-to-market through earnings thereafter until settlement or expiration. As a result, the Company reported an aggregate non-cash charge of $118.2 million, or $0.70 per diluted share in the third quarter of 2009 and $198.2 million, or $1.33 per diluted share for the nine-month period ended September 30, 2009, relating to the valuation adjustments associated with these instruments, due to the appreciation in share price since the initial valuation date. Following the closing of the shares during the third quarter of 2009, the Company will no longer be required to mark to market this contract, but will continue adjusting the warrants to fair value through earnings until exercised or upon expiration.
In the third quarter of 2009, the Company acquired its partner’s 80% interest in Merriam Village through the assumption and guarantee of $17.0 million of debt, of which the Company had previously guaranteed 20%. DDR did not expend any funds for this interest. In connection with DDR’s assumption of the remaining 80% guarantee, the lender agreed to modify and extend this secured mortgage. This acquisition is a component of the Company’s ongoing initiative to exit its investments with Coventry II.
In the third quarter of 2009, the Company liquidated its investment in Macquarie DDR Trust (ASX: MDT) for aggregate proceeds of $6.4 million. The Company recorded a gain on sale of these units of approximately $3.5 million for the three months ended September 30, 2009.
In October 2009, the Macquarie DDR Trust unitholders approved the redemption of Developers Diversified’s interest in the MDT US LLC joint venture. A 100% interest in three shopping center assets was transferred to the Company in October 2009 in exchange for its approximate 14.5% ownership stake and a cash payment of $1.6 million to the DDR Macquarie Fund.
Dispositions:
The Company sold 11 properties, aggregating 1.5 million square feet, in the third quarter of 2009, generating gross proceeds of approximately $156.6 million. The Company recorded an aggregate gain on sale of approximately $4.4 million related to these assets in the third quarter of 2009. The Company’s joint ventures sold eight properties, aggregating 1.7 million square feet in the third quarter of 2009, generating gross proceeds of approximately $107.6 million. The Company’s joint ventures recorded an aggregate loss on sale of approximately $13.8 million related to these assets in the third quarter of 2009 of which the Company’s proportionate share was $0.5 million.
Wholly-Owned and Consolidated Joint Venture Development:
The Company currently has the following wholly-owned and consolidated joint venture shopping center projects under construction:

		Expected
		Remaining	Initial
	Owned	Cost	Anchor
Location	GLA	($ Millions)	Opening *	Description
Boise (Nampa), Idaho	431,689	$29.3	2H 07	Community Center
Boston (Norwood), Massachusetts	56,343	7.8	1H 10	Community Center
Elmira (Horseheads), New York	350,987	10.0	1H 07	Community Center
Austin (Kyle), Texas **	443,092	20.5	2H 09	Community Center

Total	1,282,111	$67.6

*	1H = First Half, 2H = Second Half; either actual or anticipated

**	Consolidated 50% Joint Venture
In addition to these current projects, several of which will be developed in phases, the Company and its joint venture partners intend to commence construction on various other developments only after substantial tenant leasing has occurred and acceptable construction financing is available, including several international projects.
Unconsolidated Joint Venture Development:
One of the Company’s unconsolidated joint ventures has the following shopping center project under construction.

	DDR’s		Expected
	Effective		Remaining	Initial
	Ownership	Owned	Cost	Anchor
Location	Percentage	GLA	($ Millions)	Opening*	Description
Dallas (Allen), Texas	10.0%	797,665	$(4.6) **	1H 08	Lifestyle Center

*	1H = First Half

**	Includes a reduction in costs from future land sales

Wholly-Owned and Consolidated Joint Venture Redevelopments and Expansions:
The Company is currently expanding/redeveloping the following wholly-owned shopping center at a projected aggregate net cost of approximately $89.1 million. At September 30, 2009, approximately $73.5 million of costs had been incurred in relation to this project.

Property	Description
Miami (Plantation), Florida	Redevelop shopping center to include Kohl’s and additional junior tenants
Unconsolidated Joint Venture Redevelopments and Expansions:
One of the Company’s unconsolidated joint ventures is currently expanding/redeveloping the following shopping center at a projected net cost of $90.3 million, which includes original acquisition costs related to this asset which was acquired for redevelopment. At September 30, 2009, approximately $76.5 million of costs had been incurred in relation to this project.

	DDR’s
	Effective
	Ownership
Property	Percentage	Description
Buena Park, California	20%	Large-scale redevelopment of enclosed mall to open-air format
Financings:
In September 2009, the Company issued $300 million 9.625% senior unsecured notes due March 2016. The notes were offered at 99.42% of par with a yield to maturity of 9.75%. Proceeds from the offering were used to repay debt with shorter term maturities and to reduce amounts outstanding on the Company’s unsecured credit facilities.
In September 2009, the Company purchased approximately $250.1 million face amount of its outstanding senior unsecured notes through an announced cash tender offer at a discount to par resulting in a gross gain of approximately $22.1 million. The tender offer included debt maturities from 2010 through 2018.
Also in the third quarter of 2009, the Company purchased approximately $47.4 million face amount of its outstanding senior unsecured notes (primarily convertible unsecured notes) at a discount to par resulting in a gross gain of approximately $6.7 million. This gain was reduced by approximately $2.4 million due to the adoption of FSP APB 14-1, “Accounting for Convertible Debt That May Be Settled in Cash Upon Conversion”, on January 1, 2009 (“Convertible Debt Restatement”).
In July 2009, the Company obtained $17 million of mortgage debt from a life insurance company on two shopping centers at a 6% interest rate and maturing in 2017.
In October 2009, the Company obtained a $400 million, five-year loan secured by a portfolio of 28 stabilized shopping centers from Goldman Sachs Commercial Mortgage Capital, L.P., an affiliate of Goldman, Sachs & Co.

Equity Issuances:
The Company sold approximately 18.4 million of its common shares during the three-month period ended September 30, 2009, generating gross proceeds of approximately $156.6 million through its continuous equity program. Substantially, all net proceeds were used to repay debt. In September 2009, the Company also issued 16.8 million common shares in connection with the Otto Transaction as previously discussed.
Developers Diversified owns and manages approximately 670 retail operating and development properties in 44 states, Brazil, Canada and Puerto Rico. Totaling more than 148 million square feet, the Company’s shopping center portfolio features open-air, value-oriented neighborhood and community centers, mixed-use centers and lifestyle centers located in prime markets with stable populations and high-growth potential. Developers Diversified is the largest landlord in Puerto Rico and owns a premier portfolio of regional malls in and around Sao Paulo, Brazil. Developers Diversified is a self-administered and self-managed REIT operating as a fully integrated real estate company. Additional information about the Company is available on the Internet at www.ddr.com.
A copy of the Company’s Supplemental Financial/Operational package is available to all interested parties upon request at our corporate office to Kate Deck, Investor Relations Director, Developers Diversified Realty Corporation, 3300 Enterprise Parkway, Beachwood, Ohio 44122 or on our Web site which is located at http://www.ddr.com.
Developers Diversified Realty Corporation considers portions of this information to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, both as amended, with respect to the Company’s expectation for future periods. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. For this purpose, any statements contained herein that are not historical fact may be deemed to be forward-looking statements. There are a number of important factors that could cause our results to differ materially from those indicated by such forward-looking statements, including, among other factors, local conditions such as oversupply of space or a reduction in demand for real estate in the area; competition from other available space; dependence on rental income from real property; the loss of, significant downsizing of or bankruptcy of a major tenant; constructing properties or expansions that produce a desired yield on investment; our ability to sell assets on commercially reasonable terms; our ability to secure equity or debt financing on commercially acceptable terms or at all; our ability to enter into definitive agreements with regard to our financing and joint venture arrangements or our failure to satisfy conditions to the completion of these arrangements; and the finalization of the financial statements for nine-month period ended September 30, 2009. For additional factors that could cause the results of the Company to differ materially from these indicated in the forward-looking statements, please refer to the Company’s Form 10-K as of December 31, 2008. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands — except per share data)

	Three-Month Period		Nine-Month Period
	Ended September 30,		Ended September 30,
	2009	2008 (E)	2009	2008 (E)
Revenues:
Minimum rents (A)	$135,481	$149,335	$408,623	$448,511
Percentage and overage rents (A)	1,441	1,054	5,075	4,947
Recoveries from tenants	43,758	49,548	135,181	145,801
Ancillary and other property income	5,698	4,889	15,696	15,748
Management, development and other fee income	14,693	15,378	43,194	47,302
Other (B)	1,193	2,656	6,173	7,383

	202,264	222,860	613,942	669,692

Expenses:
Operating and maintenance (C)	36,952	34,572	107,155	102,206
Real estate taxes	27,965	26,872	83,076	79,128
Impairment charges (D)	2,653	—	80,167	—
General and administrative (E)	25,886	19,560	73,469	61,607
Depreciation and amortization	53,621	60,031	171,552	167,769

	147,077	141,035	515,419	410,710

Other income (expense):
Interest income	3,289	1,660	9,546	2,775
Interest expense (F)	(57,268)	(61,713)	(175,165)	(185,977)
Gain on repurchases of senior notes	23,881	—	142,360	200
Loss on equity derivative instruments (G)	(118,174)	—	(198,199)	—
Other income (expenses) (H)	2,203	(6,859)	(9,123)	(7,459)

	(146,069)	(66,912)	(230,581)	(190,461)

(Loss) income before equity in net (loss) income of joint ventures, impairment of joint venture investments, income tax (expense) benefit of taxable REIT subsidiaries and franchise taxes, discontinued operations and gain on disposition of real estate, net of tax	(90,882)	14,913	(132,058)	68,521
Equity in net (loss) income of joint ventures (I)	(183)	1,981	(8,984)	21,924
Impairment of joint venture investments (J)	(61,200)	—	(101,571)	—
Income tax (expense) benefit of taxable REIT subsidiaries and franchise taxes	(639)	16,426	(527)	15,111

(Loss) income from continuing operations	(152,904)	33,320	(243,140)	105,556
Income (loss) from discontinued operations (K)	5,126	416	(81,959)	6,125

(Loss) income before gain on disposition of real estate	(147,778)	33,736	(325,099)	111,681
Gain on disposition of real estate, net of tax	7,128	3,093	8,222	6,368

Net (loss) income	(140,650)	36,829	(316,877)	118,049
Loss (income) attributable to non-controlling interests (L)	2,804	(1,579)	39,848	(5,975)

Net (loss) income attributable to DDR	$(137,846)	$35,250	$(277,029)	$112,074

Net (loss) income applicable to common shareholders	$(148,413)	$24,683	$(308,731)	$80,372

Funds From Operations (“FFO”):
Net (loss) income applicable to common shareholders	$(148,413)	$24,683	$(308,731)	$80,372
Depreciation and amortization of real estate investments	51,635	61,099	170,236	172,740
Equity in net loss (income) of joint ventures (I)	183	(1,981)	8,557	(21,924)
Joint ventures’ FFO (I)	13,584	15,833	32,553	60,922
Non-controlling interests (OP Units) (L)	8	261	167	1,145
Gain on disposition of depreciable real estate	(7,130)	(3,170)	(19,405)	(4,321)

FFO applicable to common shareholders	(90,133)	96,725	(116,623)	288,934
Preferred dividends	10,567	10,567	31,702	31,702

FFO	$(79,566)	$107,292	$(84,921)	$320,636

Per share data:
Earnings per common share
Basic	$(0.90)	$0.20	$(2.11)	$0.66

Diluted	$(0.90)	$0.20	$(2.11)	$0.66

Dividends Declared	$0.02	$0.69	$0.42	$2.07

Funds From Operations – Basic (M)	$(0.54)	$0.80	$(0.80)	$2.40

Funds From Operations – Diluted (M)	$(0.54)	$0.80	$(0.80)	$2.39

Basic – average shares outstanding	165,073	119,795	146,151	119,447

Diluted – average shares outstanding	165,073	119,882	146,151	119,583

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands — except per share data)
(A)	Base and percentage rental revenues for the nine-month period ended September 30, 2009, as compared to the prior-year comparable period, decreased $39.8 million primarily due to store closings related to five major tenant bankruptcies which approximated $38.4 million, the most significant of which related to the assets formerly occupied by Mervyns, which is 50% owned by the Company through a consolidated joint venture. There was also a decrease of $3.8 million in straight line rental income, a majority of which is related to major tenant bankruptcies and a $0.3 million decrease related to the Company’s business centers. These decreases were partially offset by net increased leasing activity of $2.7 million. Included in rental revenues for the nine-month periods ended September 30, 2009 and 2008, is approximately $2.5 million and $7.2 million, respectively, of revenue resulting from the recognition of straight-line rents, including discontinued operations.
(B)	Other income for the three- and nine-month periods ended September 30, 2009 and 2008 was comprised of the following (in millions):

	Three-Month Period		Nine-Month Period
	Ended September 30,		Ended September 30,
	2009	2008	2009	2008
Lease termination fees	$0.8	$0.8	$3.4	$5.0
Financing fees	0.2	1.9	0.9	1.9
Other miscellaneous	0.2	—	1.9	0.5

	$1.2	$2.7	$6.2	$7.4

     (C) Included in operating and maintenance, including discontinued operations, is the following:

	Three-Month Period		Nine-Month Period
	Ended September 30,		Ended September 30,
	2009	2008	2009	2008
Bad debt expense	$4.8	$3.5	$10.8	$10.2
Ground Rent Expense (a)	1.3	1.0	3.5	3.1

(a)	Includes non-cash expense for the three-month periods ended September 30, 2009 and 2008 of approximately $0.6 million and $0.4 million, respectively, and for the nine-month periods ended September 30, 2009 and 2008, of approximately $1.4 million and $1.3 million, respectively, related to the straight-line of ground leases.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands — except per share data)
(D)	The Company recorded impairment charges during both the three and nine-month periods ended September 30, 2009 on consolidated assets that are either under contract or being marketed for sale as the book basis of the assets was in excess of the estimated fair market value. Of this amount, $61.0 million was recorded in the nine-month period related to impairment charges on 13 assets formerly occupied by Mervyns, of which the Company’s proportionate share was $29.7 million after adjusting for the allocation of the loss to the non-controlling interest in this consolidated joint venture. An additional $65.5 million in impairment charges were reported for the nine-month period as part of discontinued operations (see footnote K).
(E)	General and administrative expenses include internal leasing salaries, legal salaries and related expenses associated with the releasing of space, which are charged to operations as incurred. For the nine-month periods ended September 30, 2009 and 2008, general and administrative expenses were approximately 5.6% and 4.3% of total revenues, including joint venture revenues, respectively. In the three- and nine-month periods ended September 30, 2009, the Company recorded non-cash charges as a result of the change in control provisions included in the Company’s equity-based award plans triggered from the Otto Transaction, as previously discussed. Excluding these charges, general and administrative expenses were 4.5% of total revenues for the nine-month period ended September 30, 2009.
(F)	In 2009, the Company adopted FSP APB 14-1, “Accounting for Convertible Debt That May be Settled in Cash Upon Conversion”. The adoption of this FSP required the Company to restate its interest expense and record non-cash interest-related charges of $3.3 million and $9.8 million, net of capitalized interest, for the three and nine months ended September 30, 2008, respectively. The Company recorded non-cash interest expense of approximately $2.7 million and $9.8 million for the three and nine months ended September 30, 2009, respectively, in accordance with this new accounting standard.
(G)	Represents the impact of the valuation adjustments for the equity derivative instruments issued as part of the Otto Transaction. The total non-cash charge for the quarter includes an $83.2 million loss recognized on the 16.8 million common shares issued to the Otto Family in September 2009, which included the impact of dividends paid in common shares. The magnitude of the charge recognized during the quarter primarily relates to the difference between the closing trading value of the Company’s common shares of $4.88 on June 30, 2009, which was less than the closing trading value of the Company’s common shares on the September 18, 2009 issuance date of $9.82. The balance of the charge for the quarter included $35.0 million relating to the warrant valuation adjustments. The Company incurred charges of approximately $80 million relating to these contracts in the second quarter of 2009 resulting in an aggregate $198.2 million charge recorded for the nine months ended September 30, 2009.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands — except per share data)
(H)	Other income (expenses) for the third quarter primarily related to a $3.5 million gain on the sale of Macquarie DDR Trust units offset by litigation-related expenditures, the write off of costs related to abandoned development projects, costs incurred for transactions that are not expected to close and debt extinguishment costs. Other expenses for the nine months ended September 30, 2009 also included a reserve associated with a mezzanine note receivable of $5.4 million and an $0.8 million loss on Macquarie DDR Trust units sold in the second quarter of 2009.

(I)	The following is a summary of the combined operating results of the Company’s joint ventures:

	Three-Month Period		Nine-Month Period
	Ended September 30,		Ended September 30,
	2009	2008	2009	2008
Revenues from operations (a)	$221,437	$234,804	$662,265	$698,925

Operating expenses	87,084	85,416	253,670	241,245
Depreciation and amortization of real estate investments	62,103	58,058	186,856	172,081
Interest expense (b)	84,896	74,718	237,959	221,958

	234,083	218,192	678,485	635,284

(Loss) income from operations before tax expense and discontinued operations	(12,646)	16,612	(16,220)	63,641
Income tax expense	(2,513)	(4,011)	(7,065)	(11,994)
Income (loss) from discontinued operations, net of tax (c)	358	1,334	(31,060)	4,138
Loss on disposition of discontinued operations, net of tax (d)	(13,767)	—	(19,852)	—
Loss on disposition of assets (d)	(74)	—	(26,815)	(13)
Other, net (e)	(3,602)	(36,728)	5,833	19,811

Net (loss) income	$(32,244)	$(22,793)	$(95,179)	$75,583

DDR ownership interests (f)	$(1,302)	$2,603	$(12,375)	$22,816

FFO from joint ventures are summarized as follows:

Net (loss) income	$(32,244)	$(22,793)	$(95,179)	$75,583
Loss (gain) on disposition of real estate, including discontinued operations	—	—	—	13
Depreciation and amortization of real estate investments	62,434	59,274	189,472	175,723

	$30,190	$36,481	$94,293	$251,319

DDR ownership interests (f)	$13,584	$15,883	$32,553	$60,922

DDR joint venture distributions received, net	$7,757	$15,189	$23,493	$41,490

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands — except per share data)
(a)	Revenues for the three-month periods ended September 30, 2009 and 2008 included approximately $1.4 million and $1.5 million, respectively, resulting from the recognition of straight-line rents, of which the Company’s proportionate share was $0.2 million in each period. Revenues for the nine-month periods ended September 30, 2009 and 2008 included approximately $3.0 million and $5.7 million, respectively, resulting from the recognition of straight-line rents, of which the Company’s proportionate share was $0.3 million and $0.7 million, respectively. Revenues from operations for the nine-month period ended September 30, 2009, as compared to the prior-year comparable period, decreased primarily due to store closings related to four major tenant bankruptcies which is estimated to be approximately $25.0 million.
(b)	Interest expense includes non-cash charges related to ineffective derivative instruments at the DDR Macquarie Fund of $3.6 million and $5.1 million for the three and nine-month periods ended September 30, 2009, respectively, and of $0.2 million and $0.7 million for the three- and nine-month periods ended September 30, 2008, respectively.
(c)	The DDR Macquarie Fund reported impairment losses of $33.9 million on three assets under contract to be sold as of June 30, 2009 which were subsequently sold in the third quarter of 2009. The Company’s proportionate share of these impairment losses aggregated $5.5 million for the nine- month period and was reduced by the impact of the other than temporary impairment recorded on this investment in the fourth quarter of 2008.
(d)	Loss on disposition of discontinued operations consists of the sale of 13 properties by three separate unconsolidated joint ventures in 2009. These dispositions resulted in a loss of $13.8 million and $19.9 million for the three- and nine-month periods ended September 30, 2009, respectively, and exclude the impact of the previously recognized impairments discussed above. The Company’s proportionate share of the loss on disposition for the three- and nine-month periods ended September 30, 2009 was $0.5 million and $1.4 million, respectively, and was reduced by the impact of previously recorded impairments on the respective unconsolidated joint ventures, as appropriate. In addition, an unconsolidated joint venture disposed of a property in the first quarter of 2009 resulting in a loss of $26.7 million of which the Company’s proportionate share was $5.8 million.
(e)	Includes the effects of certain derivative instruments that are marked-to-market through earnings from the Company’s equity investment in Macquarie DDR Trust aggregating approximately $2.3 million of loss and $7.2 million of income through the Company’s ownership period in the units for the three- and nine-month periods ended September 30, 2009, respectively and $37.7 million of loss and $16.5 million of income for the three- and nine-month periods ended September 30, 2008, respectively.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands — except per share data)
(f)	The Company’s share of joint venture net loss was decreased by $1.2 million and the equity in net income was decreased by $0.6 million for the three-month periods ended September 30, 2009 and 2008, respectively. The Company’s share of joint venture net loss was decreased by $3.4 million and the equity in net income was decreased by $0.9 million for the nine-month periods ended September 30, 2009 and 2008, respectively. These adjustments relate primarily to basis differences impacting amortization and depreciation, impairment charges and (loss) gain on dispositions.

At September 30, 2009 and 2008, the Company owned joint venture interests, excluding consolidated joint ventures, in 318 and 329 shopping center properties, respectively.
(J)	The Company recorded $61.2 million and $101.6 million in impairment charges, for the three- and nine-month periods ended September 30, 2009, respectively, associated with joint venture investments in accordance with APB Opinion No. 18, “The Equity Method of Accounting for Investment in Common Stock.” The provisions of this opinion require that a loss in value of an investment under the equity method of accounting which is an other than “temporary” decline must be recognized. The Company determined that certain of its unconsolidated joint venture investments suffered an “other than temporary impairment” during 2009. During the three months ended September 30, 2009, these charges primarily related to the Company’s investments in the DDRTC Core Retail Fund LLC ($55.0 million) and the DDR-SAU Retail Fund LLC ($6.2 million). During the nine months ended September 30, 2009, the Company also recorded a charge relating to its interest in the Coventry II joint ventures ($40.4 million).
(K)	The operating results relating to assets classified as discontinued operations are summarized as follows:

	Three-Month Period Ended		Nine-Month Period Ended
	September 30,		September 30,
	2009	2008	2009	2008
Revenues from operations	$2,202	$13,232	$19,086	$41,476

Operating expenses	652	3,617	5,005	11,899
Impairment charges	—	—	65,496	—
Interest, net	328	2,571	4,747	8,312
Depreciation and amortization of real estate investments	544	3,911	5,832	13,310

Total expenses	1,524	10,099	81,080	33,521

Income (loss) before gain (loss) on disposition of real estate	678	3,133	(61,994)	7,955
Gain (loss) on disposition of real estate, net	4,448	(2,717)	(19,965)	(1,830)

Net income (loss)	$5,126	$416	$(81,959)	$6,125

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands — except per share data)
(L)	Non-controlling interests are comprised of the following:

	Three-Month Period		Nine-Month Period
	Ended September 30,		Ended September 30,
	2009	2008	2009	2008
Loss (income) attributable to non-controlling interests	$2,804	$(1,558)	$39,860	$(5,914)
Redeemable operating partnership units	—	(21)	(12)	(61)

	$2,804	$(1,579)	$39,848	$(5,975)

In June 2008, 0.5 million operating partnership units were converted into an equivalent number of common shares of the Company.
(M)	For purposes of computing FFO per share (basic), the weighted average shares outstanding were adjusted to reflect the assumed conversion of approximately 0.4 million Operating Partnership Units (“OP Units”) outstanding at September 30, 2009 and 2008, into 0.4 million common shares for the three-month periods ended September 30, 2009 and 2008, on a weighted average basis, and 0.4 million common shares and 0.6 million common shares for the nine-month periods ended September 30, 2009 and 2008, respectively, on a weighted average basis. The weighted average diluted shares and OP Units outstanding, for purposes of computing FFO were approximately 165.5 million and 120.8 million for the three-month periods ended September 30, 2009 and 2008, respectively, and 146.5 million and 120.7 million for the nine-month periods ended September 30, 2009 and 2008, respectively. For purposes of calculating operating FFO for the three- and nine month- periods ended September 30, 2009, the weighted average diluted shares and OP Units were 169.5 million and 148.6 million, respectively, which include common stock equivalents relating to equity awards and warrants.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands)
Selected Balance Sheet Data (A):

	September 30, 2009	December 31, 2008 (B)
Assets:
Real estate and rental property:
Land	$1,968,142	$2,073,947
Buildings	5,574,306	5,890,332
Fixtures and tenant improvements	277,153	262,809

	7,819,601	8,227,088
Less: Accumulated depreciation	(1,317,117)	(1,208,903)

	6,502,484	7,018,185
Construction in progress	957,298	882,478

Real estate, net	7,459,782	7,900,663

Investments in and advances to joint ventures	521,161	583,767
Cash	26,415	29,494
Restricted cash (C)	102,716	111,792
Notes receivable	75,547	75,781
Receivables, including straight-line rent, net	148,184	164,356
Other assets, net	145,164	154,369

	$8,478,969	$9,020,222

Liabilities:
Indebtedness:
Revolving credit facilities	$826,262	$1,027,183
Unsecured debt	1,825,834	2,402,032
Mortgage and other secured debt	2,512,991	2,437,440

	5,165,087	5,866,655
Dividends payable	10,899	6,967
Other liabilities (D)	309,187	281,179

	5,485,173	6,154,801
Redeemable operating partnership units	627	627
Equity	2,993,169	2,864,794

	$8,478,969	$9,020,222

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands)

(A)	Amounts include the consolidation of a 50% owned joint venture, DDR MDT MV LLC (“MV LLC”), that owns 32 sites formerly occupied by Mervyns at September 30, 2009, which includes the following (in millions):

	September 30, 2009	December 31, 2008
Real estate, net	$230.3	$325.1
Restricted cash	57.3	64.8
Mortgage debt	229.6	258.5
Non-controlling interests	29.6	70.2

(B)	The December 31, 2008 selected balance sheet data was revised to reflect the adoption of two accounting standards in the first quarter of 2009.

–	The Company adopted the provisions of FSP APB 14-1, resulting in the Convertible Debt Restatement. The Company increased real estate assets by $2.9 million and equity by $52.6 million and decreased unsecured debt by $50.7 million and deferred charges by $1.0 million in connection with the adoption.

–	The Company adopted the provisions of SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements – an Amendment of ARB No. 51,” which impacted the accounting for transactions with non-controlling shareholders. The Company no longer has a line item in its balance sheet referred to as Minority Interests. Equity at December 31, 2008 has been revised to include $120.1 million attributable to non-controlling interests. Equity at September 30, 2009 includes $95.0 million attributable to non-controlling interests.

(C)	Included in restricted cash are amounts held by MV LLC as noted above. The MV LLC restricted cash is comprised of proceeds received from the seller of the Mervyns portfolio relating to Mervyn’s bankruptcy filing in the third quarter 2008, a capital contribution by the members of MV LLC, and proceeds related to a security deposit letter of credit, net of debt service payments, all of which are required to be held in escrow by the lender. Also included in restricted cash is $45.4 million and $47.0 million at September 30, 2009 and December 31, 2008, respectively, relating to the terms of a bond issue for one of the Company’s projects in Mississippi.

(D)	Includes a $54.5 million non-cash liability relating to the equity derivative instruments deemed issued in connection with the Otto Transaction as of September 30, 2009, that will be satisfied through the issuance of common shares or upon the expiration of the contract. The liability will be reclassified into equity upon ultimate exercise or expiration of the instruments.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(in thousands)
Selected Balance Sheet Data (Continued):
Combined condensed balance sheets relating to the Company’s joint ventures are as follows:

	September 30,	December 31,
	2009	2008
Land	$2,316,638	$2,378,033
Buildings	6,418,500	6,353,985
Fixtures and tenant improvements	159,375	131,622

	8,894,513	8,863,640
Less: Accumulated depreciation	(748,754)	(606,530)

	8,145,759	8,257,110
Construction in progress	295,222	412,357

Real estate, net	8,440,981	8,669,467
Receivables, including straight-line rent, net	156,567	136,410
Leasehold interests	11,746	12,615
Other assets	408,901	315,591

	$9,018,195	$9,134,083

Mortgage debt (a)	$5,619,195	$5,776,897
Notes and accrued interest payable to DDR	73,746	64,967
Other liabilities	258,518	237,363

	5,951,459	6,079,227
Accumulated equity	3,066,736	3,054,856

	$9,018,195	$9,134,083

(a)	The Company’s proportionate share of joint venture debt aggregated approximately $1,076.7 million and $1,216.1 million at September 30, 2009 and December 31, 2008, respectively.